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                                                                   Exhibit 99.15

                                                                            1989
            DISTRIBUTION PLAN OF KEYSTONE CUSTODIAN FUND, SERIES B-4


     SECTION 1. Keystone Custodian Fund, Series B-4 (the "Fund") may act as the distributor of securities of which it is the issuer, pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act") according to the terms of this Distribution Plan (the "Plan").


     SECTION 2. Amounts not exceeding in the aggregate a maximum amount equal to .3125% of the average of the daily aggregate net asset values of the Fund during each quarter elapsed after the inception of the Plan (i.e., the first time that shares of the Fund are generally offered to the public at a price equal to their net asset value) may be paid by the Fund to the Principal Underwriter at any time after inception of the Plan in order (i) to pay to the Principal
Underwriter commissions in respect of shares of the Fund previously sold at any time after the inception of the Plan, all or any part of which may be or may have been reallowed or otherwise paid to others by the Principal Underwriter in respect of or in furtherance of sales of shares of the Fund after the inception of the Plan; and (ii) to enable the Principal Underwriter to pay or to have paid to others who sell Fund shares a maintenance or other fee, at such intervals as the Principal Underwriter may determine, in respect of Fund shares previously sold by any such others at any time after the inception of the Plan and remaining outstanding during the period in respect of which such fee is or has been paid.


     SECTION 3. This Plan shall not take effect until it has been approved by a vote of at least a majority (as defined in the Act) of the outstanding shares of the Fund.


     SECTION 4. This Plan shall not take effect until it has been approved together with any related agreements of the Fund by votes of the majority of both (a) the Board of Trustees of the Fund and (b) those Trustees of the Fund who, except for their positions as Trustees, are not "interested persons" (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of this Plan or any agreements of the Fund or any other person related to this Plan (the "Rule 12b-1 Trustees"), cast in person at a meeting called for the purpose of voting on this Plan or such agreements.


     SECTION 5. Unless sooner terminated pursuant to Section 8, this Plan shall continue in effect for a period of one year from the date it takes effect and thereafter shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in
Section 4.


     SECTION 6. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall provide to the Fund's Board and the Board shall review at least quarterly a written report of the amounts so expended and the purposes for which such expenditures were made.


     SECTION 7. This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the Fund's outstanding shares.


     SECTION 8. Any agreement of the Fund related to this Plan shall be in writing, and shall provide:

     A. That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Rule 12b-1 Trustees or by a vote of a majority of the Fund's outstanding shares on not more than sixty days written notice to any other party to the agreement; and

     B. That such agreement shall terminate automatically in the event of its assignment.


     SECTION 9. This Plan may not be amended to increase materially the amount of distribution expenses provided for in Section 2 hereof unless such amendment is approved in the manner provided in Section 3 hereof and no material amendment to this Plan shall be made unless approved in the manner provided for in Section 4 hereof.






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